Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268619

Prospectus Supplement dated July 10, 2026

(To Prospectus dated December 12, 2022)

Up to 15,219,758 Shares of Common Stock Offered by the Selling Stockholders

This prospectus supplement supplements the prospectus dated December 12, 2022 (the “prospectus”), which forms a part of our registration statement on Form S-3 (No. 333-268619). This prospectus supplement is being filed to reflect the assignment of 760,870 Common Warrants, previously issued to Point72 Associates, LLC to SILV Fund, Ltd. The shares covered hereby were previously registered for resale pursuant to the registration statement referenced herein. The aggregate number of shares registered under the prospectus remains the same. While we will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders, we will receive proceeds from the exercise of any Warrants for cash.

You should read this prospectus supplement, together with the related prospectus and the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” carefully before you invest in any of our securities.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “ABEO.” On July 7, 2026, the closing price for our Common Stock, as reported on The Nasdaq Capital Market, was $6.55 per share.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2026 and subsequent periodic reports filed with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 10, 2026.

SELLING STOCKHOLDERS

The following information is provided as of July 10, 2026 to update the “Selling Stockholders” section of the Prospectus to reflect the assignment of 760,870 Common Warrants, previously issued to Point72 Associates, LLC to SILV Fund, Ltd.

With respect to only the Selling Shareholders listed in the table below, the information set forth in the table below supersedes and replaces the information regarding such Selling Shareholders in the Prospectus. Information regarding each of the Selling Shareholders listed in the table below is based on information provided by each of them as of the date of this prospectus supplement.

Information about the Selling Shareholders, including those listed below, may change over time. This prospectus supplement does not provide any updates with respect to any Selling Shareholders not listed in the table below.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Class After Offering
Point72 Associates, LLC (16)	—	—	—	—
SILV Fund, Ltd. (17)	760,870	760,870	—	—

(16)

Point72 Asset Management, L.P. (“Point72 Asset Management”) maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management. Mr. Steven A. Cohen controls each of Point72 Asset Management and Point72 Capital Advisors, Inc. As such, each of Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates. Each of Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen disclaims beneficial ownership of any such securities. The address of the principal business office of Point72 Associates, Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen is c/o Point 72 Asset Management, LP, 72 Cummings Point Road, Stamford, CT 06902.

(17)

Consists of shares issuable upon the exercise of the Common Warrants. Sirenia Capital Management LP (“Sirenia”) is the investment manager of SILV Fund, Ltd. and as such has investment and voting power with respect to the securities held by SILV Fund, Ltd. Sirenia Capital Management GP LLC (“Sirenia GP”) is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address of each of the individuals and entities referenced in this footnote is c/o Sirenia Capital Management LP, 1674 Meridian Avenue, Suite 320, Miami Beach, Florida 33139.